Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

Winchester, Va. (November 28, 2006) — American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second quarter of fiscal year 2007 ended October 31, 2006.

Net sales declined 2% from the prior year to $210,818,000. During the second quarter, the Company continued its previously announced transition out of certain low margin products. The Company had previously issued forward guidance that anticipated an overall decline in net sales of 1% to 5%, inclusive of the transition impact. Sales of core products grew at a rate of 4%, within the range of the Company’s previous forward guidance of 1% to 5%. Remodeling sales grew at a double digit rate in both the second fiscal quarter and the first six months of fiscal 2007, while new construction sales declined by high single digit percent.

Net income for the second quarter of fiscal 2007 was $9,188,000, or $0.57 per diluted share, compared with net income of $6,172,000, or $0.37 per diluted share, in the prior year. Net income for the second quarter of fiscal 2007 included non-cash share-based compensation expense of $1,009,000, or $0.06 per share. The Company commenced recording stock compensation expense during fiscal 2007 and had no stock compensation expense in its fiscal 2006 results. Net income was within the Company’s previous forward guidance of $0.55 to $0.60 per diluted share. Net income for the first six months of fiscal 2007 was $22,601,000, or $1.40 per diluted share, up 66% from the prior year’s $13,627,000, or $0.81 per diluted share.

Gross profit for the second quarter of fiscal 2007 was 20.3% of sales, up from 15.7% in the previous year. Gross profit for the first six months of fiscal 2007 was 21.2% of sales, up from 16.4% in the prior year. The improved gross profit margin reflected favorable impacts from operational initiatives taken in the previous fiscal year, improved sales mix from the Company’s low-margin products transition and growth in core products sales. Material, labor and freight costs each improved as a percentage of sales.

Selling, general and administrative costs were 13.5% of net sales in the second quarter of fiscal 2007, up from 11.1% of net sales in the prior year. Selling, general and administrative costs were 13.0% of net sales in the first six months of fiscal 2007, up from 11.3% in the prior year. The increase in fiscal 2007 was due to the inclusion of stock-based compensation expense, as well as additional cost relating to the Company’s pay-for-performance incentive plans.

The Company generated $42 million of free cash flow in the first six months of fiscal 2007 and repurchased $30 million of its common stock. These amounts compared favorably to the $13 million of free cash flow and $1 million of stock repurchases in the comparable period of the preceding fiscal year.

Looking ahead to the remainder of fiscal year 2007, the Company expects to continue to gain market share in the remodeling market and expects further double digit remodeling sales increases. The Company also expects to gain market share in the new construction market, but to experience a double digit decline in new construction sales due to weaker market conditions. The Company expects total core sales for the second half of fiscal 2007 to be flat with prior year levels. The Company’s transition out of low-margin products is expected to be completed by the end of the Company’s fiscal year in April 2007. The Company expects sales of low-margin products to decline by 90% in the second half of fiscal 2007 from the comparable period of the preceding fiscal year. Inclusive of the planned impact of the low-margin product sales reduction, the Company expects that total second half sales will decline by 6% to 10% as compared with prior year levels. The Company expects its gross margin rate to exceed 21% for the fiscal year. Inclusive of share-based compensation expense of approximately $0.26 per share, the Company expects to achieve record net income for fiscal year 2007 in a range of from $2.40 to $2.50 per diluted share, as compared with $2.00 in the prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2006	2005	2006	2005
Net Sales	$210,818	$214,535	$433,570	$430,099
Cost of Sales & Distribution	167,955	180,808	341,596	359,482

Gross Profit	42,863	33,727	91,974	70,617
Sales & Marketing Expense	17,906	18,115	35,830	35,928
G&A Expense	10,554	5,709	20,560	12,635

Operating Income	14,403	9,903	35,584	22,054
Interest & Other (Income) Expense	(416)	(52)	(869)	(61)
Income Tax Expense	5,631	3,783	13,852	8,488

Net Income	$9,188	$6,172	$22,601	$13,627

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	15,981,527	16,793,367	16,126,993	16,758,552
Earnings Per Diluted Share	$0.57	$0.37	$1.40	$0.81

Balance Sheet

	October 31 2006	April 30 2006
Cash & Cash Equivalents	$68,566	$47,955
Customer Receivables	48,775	53,514
Inventories	60,912	68,522
Other Current Assets	11,286	13,608

Total Current Assets	189,539	183,599
Property, Plant & Equipment	168,114	175,384
Other Assets	18,268	18,560

Total Assets	$375,921	$377,543

Current Portion – Long-Term Debt	$1,209	$1,456
Accounts Payable & Accrued Expenses	77,544	81,617

Total Current Liabilities	78,753	83,073
Long-Term Debt	27,454	27,761
Other Liabilities	20,977	25,048

Total Liabilities	127,184	135,882
Stockholders’ Equity	248,737	241,661

Total Liabilities & Stockholders’ Equity	$375,921	$377,543

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